Exhibit 10.49

                                  AGREEMENT
                   MODIFYING TERMS OF SETTLEMENT AGREEMENT
                 AND AFFECTING REAL PROPERTY IN PIERCE COUNTY

      This Agreement is made and entered into this 28th day of June, 1999, by and between the Port of Tacoma, a Washington municipal corporation, hereinafter referred to as the "Port", and CMC Real Estate Corporation, a Wisconsin Corporation, Chicago Milwaukee Corporation, a Delaware Corporation, and CMC Heartland Partners, a Delaware General Partnership with Heartland Technology, Inc., a Delaware Corporation, and Heartland Partners, LP, a Delaware limited partnership, as its general partners, hereinafter collectively referred to as "CMC". The above are collectively referred to as the "parties".
      WHEREAS, the Port and CMC are parties to a Settlement Agreement entered into on October 1, 1998 with respect to a lawsuit filed by the Port against CMC in the Unites States District Court for the Western District of Washington at Tacoma under Case No. C91-5488 JKA;
      WHEREAS, CMC has requested the Port to modify the terms of the parties' Settlement Agreement to extend the time for the payment of the Settlement Amount; and
      WHEREAS, the Port is willing to accommodate CMC's request for modification of the Settlement Agreement upon certain terms and conditions as set forth in this Agreement, which terms and conditions are acceptable to and agreed to by CMC;
      NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the legal sufficiency of which is acknowledged, the parties agree as follows:
      1 The date through which the Port shall take no collection action with respect to the Settlement Amount is extended to December 31, 2000.
      2.  The stay of the Lawsuit is extended through December 31, 2000.


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      3.  The date through which the Stipulated Judgement shall be held by counsel for the Port is extended to December 31, 2000 or other date of satisfaction or payment by CMC of the Settlement Amount together with all accrued interest, whichever occurs first.
      4. The extensions set forth above are subject to the following terms and conditions:
      a. On or before June 30, 1999, CMC shall pay $35,750 in cash to the Port, such payment being for interest accrued on the Settlement Amount from January 1, 1999 through June 30, 1999 pursuant to the terms of the Settlement Agreement.
      b. Within 30 business days after the date of request by the Port, CMC shall pay in cash to the Port the amount requested by the Port for the actual and reasonable attorney fees and costs incurred by the Port in connection with the modification of the Settlement Agreement.
      c. On or before July 30, 1999, the court shall have agreed to extend the stay of the Lawsuit through December 31, 2000.
      d. Beginning on July 1, 1999, and continuing thereafter until the Settlement Amount is satisfied or paid in full, whichever occurs first, the unpaid balance of the Settlement Amount shall accrue interest at a rate equal to 1/2% over the prime rate as published in the Wall Street Journal.
Interest payments shall be made quarterly on or before the last day of each quarter. The interest rate applicable during each quarter shall be determined as of the first day of such quarter, beginning with July 1, 1999.


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      e.  Upon any sale or other disposition of all or any part of the approximately 177 acres of real property, presently owned by CMC Heartland Partners IV, LLC, a Delaware limited liability company that is a wholly-owned subsidiary of CMC, located in Fife, Washington, the legal description of which is contained in Exhibit A hereto (referred to herein as the "Property"), prior to the Settlement Amount having been satisfied or paid in full, the Port shall be paid at the time of each such sale or disposition and from the proceeds of each such sale or disposition, or from other funds if the proceeds at the time of each such sale or disposition are insufficient to do so, an amount which bears the same proportion to the Settlement Amount as the number of acres sold in each such sale or disposition bears to the total acreage of the Property, until the Settlement Amount and all interest accrued thereon have been paid in full. The payment provisions of this sub-paragraph
e. shall not apply to any sale or other disposition of the Property to CMC or any wholly-owned subsidiary of CMC, and shall also not apply to any sale or other disposition of the Property to any public entity other than pursuant to a condemnation or a sale or other disposition for cash and/or other real property. Until the Settlement Amount and all interest accrued thereon have been paid in full, CMC shall on the last day of each quarter deliver to the Port a certified statement signed by an officer of CMC, describing the status of the Property and all activity related to all pending or proposed sales or other dispositions of all or any part of the Property during that quarter.
In addition, until the Settlement Amount and all interest accrued thereon have been paid in full, CMC shall instruct the escrow agent involved in any sale or other disposition of all or any part of the Property to deliver to the Port such information as may be requested by the Port regarding any such transaction, and to disburse to the Port the amounts required by this Agreement and otherwise close such transaction in accordance with the terms of this Agreement.
      5. Except as modified herein, all terms of the Settlement Agreement, including the definitions stated therein, shall remain the same and shall continue in full force and effect.

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      DATED: June 28, 1999.               CMC Real Estate Corporation
                                          Chicago Milwaukee Corporation, and
                                          CMC Heartland Partners




                                          By: Edwin Jacobson
                                              --------------

STATE OF ILLINOIS )
                  )ss.
COUNT OF COOK     )


      I certify that I know or have satisfactory evidence that Edwin Jacobson is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the President of the above entities to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

      DATED: June 28, 1999.


                                                Patricia Johnson
                                          ----------------------------------
                                          Printed Name: Patricia Johnson
                                          Notary Public in and for the State
                                          of Illinois
                                          Residing at Cook County
                                          My appointment expires: 2/19/2000



      DATED: July 15, 1999.               PORT OF TACOMA


                                          By:        Clare Petrick
                                             --------------------------------

STATE OF WASHINGTON     )
                        )ss.
COUNT OF PIERCE         )

      I certify that I know or have satisfactory evidence that Clare Petrick is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the President of Port of Tacoma to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

      DATED: July 15, 1999.


                                               Sharon L. Starr
                                          -----------------------------------
                                          Printed Name: Sharon L. Starr
                                          Notary Public in and for the State
                                          of WA
                                          Residing at Tacoma
                                          My appointment expires: 7/7/2002





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